ENB FINANCIAL CORP

FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports Fourth Quarter 2013 Results

(January 10, 2014) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reported net income for the fourth quarter of 2013 of $2,139,000, a $617,000, or 40.5% increase, from the $1,522,000 earned for the fourth quarter of 2012. Net income for the year ended December 31, 2013, was $7,710,000, a $68,000, or 0.9% increase, over 2012. Basic and diluted earnings per share for the fourth quarter of 2013 were $0.75 compared to $0.53 for the same period in 2012. Year-to-date earnings per share were $2.70 in 2013 compared to $2.68 in 2012.

The Corporation’s core earnings or net interest income (NII) of $21,524,000 for the year ended December 31, 2013, represents a decrease of $330,000, or 1.5%, from 2012. The decrease in NII was primarily caused by a decrease of $1,361,000, or 4.8%, in total interest income, which was partially offset by savings on deposit costs of $768,000, an 18.0% reduction, and $263,000 of savings on borrowing costs, a 12.2% reduction. The extended low-rate environment caused the decrease in total interest income, primarily due to lower interest income on the Corporation’s loans, which declined by $1,117,000, or 5.5%, and lower interest income on the Corporation’s securities, which declined by $259,000, or 3.3%. Throughout the first half of 2013, the majority of security reinvestment had been occurring at lower rates and customer refinancing of fixed rate loans was significant. Due to an increase in longer-term Treasury rates at the end of the second quarter there were opportunities to invest in securities with higher yields, resulting in slightly better interest income amounts for the second half of the year. The Corporation’s opportunities to decrease funding costs are limited to longer term deposits and borrowings as most core deposit costs have already been reduced to minimal levels.

For the three months and year ended December 31, 2013, the Corporation recorded a credit provision for loan losses of $75,000 and $225,000, respectively, compared to credit provisions of $125,000 and $975,000 for the same periods in 2012. Declining levels of delinquent, non-performing, and classified loans resulted in the need to reduce the allowance for loan losses by recording a credit provision in both years. The credit provision in 2013 was less than the credit provision in 2012, representing less income.

Non-interest income, excluding the gain or loss on the sale of securities and mortgages, increased by $50,000, or 3.4%, and decreased by $102,000, or 1.7%, for the three months and year ended December 31, 2013, compared to the same periods in 2012. The decrease for the year ended December 31, 2013, compared to the same period in 2012 was primarily caused by the additional $276,000 of BOLI income recorded in the first quarter of 2012 related to death benefits received with no related income in 2013.

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ENB FINANCIAL CORP

The gain on the sale of securities increased by $1,130,000 and $2,272,000 for the three months and year ended December 31, 2013, compared to the same periods in 2012. Due to favorable market conditions, the Corporation was able to generate $1,153,000 and $3,212,000 of net gains on the sale of securities for the three months and year ended December 31, 2013, respectively, compared to $23,000 and $940,000 for the same periods in 2012.

The gain on the sale of mortgages decreased by $80,000, or 70.8%, and $55,000, or 18.6%, for the three months and year ended December 31, 2013, compared to the same periods in 2012. The decrease was primarily a result of an increase in market rates that significantly slowed down the refinancing activity in the mortgage area.

Total operating expenses increased $332,000, or 6.1%, and $766,000, or 3.6%, for the three months and year ended December 31, 2013, compared to the same periods in 2012. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $192,000, or 6.0%, and $411,000, or 3.3%, for the three months and year ended December 31, 2013, compared to the same periods in 2012. The salary and benefit costs were elevated in the fourth quarter of 2013 as the Corporation’s tenth full-service office was opened in Myerstown, PA on November 18, 2013. The Corporation’s ninth full-service office opened earlier in the year in Leola, PA on May 13, 2013.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2013 were 1.05% and 10.04%, respectively, compared with 0.77% and 6.78% for the fourth quarter of 2012. For the year ended December 31, 2013, the Corporation’s annualized ROA was 0.96%, compared to 0.98% in 2012, while the ROE was 8.92%, compared to 8.87% for 2012.

As of December 31, 2013, the Corporation had total assets of $812.3 million, up 1.6%; total stockholders’ equity of $83.8 million, down 6.4%; total deposits of $656.6 million, up 3.7%; and total loans of $438.2 million, up 5.7%, from the balances as of December 31, 2012.

ENB Financial Corp is a bank holding company with a single wholly-owned subsidiary, Ephrata National Bank. Ephrata National Bank operates from ten full-service locations in northern Lancaster County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

This news release may contain forward-looking statements concerning the future operations of ENB Financial Corp. Forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the company, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy or changes in the economic climate that will influence the corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance they may occur. Actual results may differ materially from what have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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